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                                      SCHEDULE G
                                        TO THE
                            INVESTMENT ADVISORY AGREEMENT
                                       BETWEEN
                                 SEI TAX EXEMPT TRUST
                                         AND
                          WEISS, PECK & GREER ADVISERS, INC.


Pursuant to Article 3, the Trust shall pay the Adviser compensation at an annual rate as follows:

                        Intermediate-Term Municipal Portfolio
                   California Intermediate-Term Municipal Portfolio
                    New York Intermediate-Term Municipal Portfolio



Net Asset Value                                              Annual Fee
---------------                                              ----------

Up to $150,000,000                                             .18%
Over  $150,000,000                                             .16%



The fees for the Intermediate-Term Municipal Portfolio, California Intermediate-Term Municipal Portfolio and the New York Intermediate-Term Municipal Portfolio shall be calculated by aggregating the assets of the four portfolios, applying the above fee schedule and then allocating the fee to each of those portfolios based upon their relative net assets.

This fee schedule dated December 10, 1993 replaces Schedule A of this Agreement.